Exhibit 99.1

Investors & Media:

Lisa Ciota: 630-824-1987

SUNCOKE ENERGY PARTNERS, L.P. COKE PRODUCTION ESTIMATED TO BE

434 THOUSAND TONS IN SECOND QUARTER 2014

Lisle, IL (July 7, 2014) – SunCoke Energy Partners, L.P. (NYSE: SXCP) today reported preliminary second quarter 2014 coke production at its Haverhill and Middletown facilities is expected to be 434 thousand tons, down from 455 thousand tons in second quarter 2013 driven by lower coal-to-coke yields at Haverhill.

Capacity utilization at Haverhill and Middletown collectively was 106 percent in the second quarter 2014 as compared to 111 percent in the same prior year period.

Preliminary Coke Production and Capacity Utilization

	For quarter ended June 30,
(Coke production in thousands of tons)	2014(1)	2013
Haverhill and Middletown Coke Production	434	455
Production Attributable to SXCP(2)	364	296
Capacity Utilization (percent)	106	111

(1)	Estimated
(2)	Represents 65 percent of the coke production at the Haverhill and Middletown cokemaking facilities for the period April 1 - May 9, 2014 and 98 percent of the coke production from May 10 - June 30, 2014

See exhibit at end of release for coke production schedule for the last four quarters.

The year-over-year increase in production attributable to SXCP reflects the additional interest we acquired in the two facilities during the quarter, moving our ownership interest from 65% to 98% as of May 9, 2014.

UPCOMING EVENTS

In connection with second quarter 2014 earnings, SunCoke Energy Partners, L.P. tentatively plans to host an investor conference call at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on Thursday, July 24, 2014. This conference call will be webcast live and archived for replay in the Investor Relations section of www.sxcpartners.com. Investors may participate on this call by dialing 1-800-351-9852 in the U.S. or 1-847-413-3123 if outside the U.S., confirmation code 37609666.

ABOUT SUNCOKE ENERGY PARTNERS, L.P.

SunCoke Energy Partners, L.P. (NYSE: SXCP) is a publicly-traded master limited partnership that manufactures coke used in the blast furnace production of steel and provides coal handling services to the coke, steel and power industries. Our advanced, heat recovery cokemaking process produces

SunCoke Energy Partners, L.P.

Page | 2

consistently high-quality coke, captures waste heat to generate steam or electricity, and reduces environmental impacts. Our coal handling terminals have the collective capacity to blend and transload more than 30 million tons of coal annually and are strategically located to enable material delivery to U.S. ports in the Gulf Coast, East Coast and Great Lakes. Our General Partner is a wholly owned subsidiary of SunCoke Energy, Inc. (NYSE: SXC), the largest independent producer of coke in the Americas, with 50 years of cokemaking experience and an international reputation for leadership, innovation and environmental stewardship in our industry.

FORWARD LOOKING STATEMENTS

Some of the statements included in this press release constitute “forward looking statements.” Forward-looking statements include all statements that are not historical facts and may be identified by the use of such words as “believe,” “expect,” “plan,” “project,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “will,” “should” or the negative of these terms or similar expressions. Forward-looking statements are inherently uncertain and involve significant known and unknown risks and uncertainties (many of which are beyond the control of the Company) that could cause actual results to differ materially.

Such risks and uncertainties include, but are not limited to domestic and international economic, political, business, operational, competitive, regulatory and/or market factors affecting the Company, as well as uncertainties related to: pending or future litigation, legislation, or regulatory actions; liability for remedial actions or assessments under existing or future environmental regulations; gains and losses related to acquisition, disposition or impairment of assets; recapitalizations; access to, and costs of, capital; the effects of changes in accounting rules applicable to the Company; and changes in tax, environmental and other laws and regulations applicable to the Company’s businesses.

Forward-looking statements are not guarantees of future performance, but are based upon the current knowledge, beliefs and expectations of Company management, and upon assumptions by the Company concerning future conditions, any or all of which ultimately may prove to be inaccurate. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not intend, and expressly disclaims any obligation, to update or alter its forward-looking statements (or associated cautionary language), whether as a result of new information, future events or otherwise after the date of this press release except as required by applicable law.

The Company has included in its filings with the Securities and Exchange Commission cautionary language identifying important factors (but not necessarily all the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by the Company. For information concerning these factors, see the Company’s Securities and Exchange Commission filings such as its annual and quarterly reports and current reports on Form 8-K, copies of which are available free of charge on the Company’s website at www.sxcpartners.com. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unpredictable or unknown factors not discussed in this release also could have material adverse effects on forward-looking statements.

###

SunCoke Energy Partners, L.P.

Page | 3

SunCoke Energy Partners, L.P.

Coke Production and Capacity Utilization

	Quarter ended June 30,		Quarter ended March 31,		Quarter ended December 31,		Quarter ended September 30,
(Coke production in thousands of tons)	2014(1)	2013	2014	2013	2013	2012	2013	2012
Haverhill and Middletown Coke Production	434	455	414	442	445	443	447	452
Production Attributable to SXCP(2)	364	296	269	287	289	288	291	293
Capacity Utilization (percent)	106	111	102	109	107	107	108	109

(1)	Estimated
(2)	Represents 65 percent of the coke production at the Haverhill and Middletown cokemaking facilities for the period April 1 - May 9, 2014 and 98 percent of the coke production from May 10 - June 30, 2014